Exhibit 99.4

Unless the context otherwise requires, “Genworth,” “we,” “us” and “our” refer to Genworth Financial, Inc. and its subsidiaries.

Item 7A.	Quantitative and Qualitative Disclosures About Market Risk

Market risk is the risk of the loss of fair value resulting from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates and equity prices. Market risk is directly influenced by the volatility and liquidity in the markets in which the related underlying financial instruments are traded. The following is a discussion of our market risk exposures and our risk management practices.

Credit markets continued to show signs of improvement across most asset classes during 2011. See “—Business trends and conditions” and “—Investments and Derivative Instruments” in “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Exhibit 99.3 for further discussion of recent market conditions.

In 2011, the currencies in Canada and Europe weakened against the U.S. dollar as compared to the prior year, while in Australia, the currency remained relatively flat with prior year. This has generally resulted in lower levels of reported revenues and net income (loss), assets, liabilities and accumulated other comprehensive income (loss) in our U.S. dollar consolidated financial statements. See “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Exhibit 99.3 for further discussion on the impact changes in foreign currency exchange rates have had during the year.

While we enter into derivatives to mitigate certain market risks, our agreements with derivative counterparties typically require that we provide collateral when our net derivative liability position with a particular counterparty reaches a certain level. As a result, we may be required to post collateral due to fluctuations in the fair value of our derivatives and may result in us holding more high quality securities to ensure we have sufficient collateral to post derivative counterparties in the event of adverse changes in fair value of our derivative instruments. In the event we do not have sufficient high quality securities to provide as collateral, we may need to sell certain other securities to purchase assets that would be eligible for collateral posting, which could adversely impact our future investment income.

Interest Rate Risk

We enter into market-sensitive instruments primarily for purposes other than trading. Our life insurance, long-term care insurance and deferred annuity products have significant interest rate risk and are predominantly associated with our U.S. life insurance subsidiaries. Our international mortgage insurance business and immediate annuity products have moderate interest rate risk, while our wealth management, lifestyle protection insurance and U.S. mortgage insurance businesses have relatively low interest rate risk.

Our insurance and investment products are sensitive to interest rate fluctuations and expose us to the risk that falling interest rates or credit spreads will reduce our margin or the difference between the returns we earn on the investments that support our obligations under these products and the amounts that we must pay to policyholders and contractholders. Because we may reduce the interest rates we credit on most of these products only at limited, pre-established intervals, and because some contracts have guaranteed minimum interest crediting rates, declines in interest rates can impact the profitability of these products.

During periods of increasing market interest rates, we may offer higher crediting rates on interest-sensitive products, such as universal life insurance and fixed annuities, and we may increase crediting rates on in-force products to keep these products competitive. In addition, rapidly rising interest rates may cause increased policy surrenders, withdrawals from life insurance policies and annuity contracts and requests for policy loans, as policyholders and contractholders shift assets into higher yielding investments. Increases in crediting rates, as well as surrenders and withdrawals, could have an adverse effect on our financial condition and results of operations, including the requirement to liquidate fixed-income investments in an unrealized loss position to satisfy surrenders or withdrawals.

Our life and long-term care insurance products as well as our guaranteed benefits on variable annuities also expose us to the risk of interest rate fluctuations. The pricing and expected future profitability of these products are based in part on expected investment returns. Over time, life and long-term care insurance products generally produce positive cash flows as customers pay periodic premiums, which we invest as they are received. Low interest rates increase reinvestment risk and reduce our ability to achieve our targeted investment margins and may adversely affect the profitability of our life and long-term care insurance products and may increase hedging costs on our in-force block of variable annuity products. A prolonged low interest rate environment may negatively impact the sufficiency of our margins on our DAC and PVFP, which could result in an impairment of these assets. In addition, certain statutory capital requirements are based on models that consider interest rates. Prolonged periods of low interest rates may increase the statutory capital we are required to hold as well as the amount of assets we must maintain to support statutory reserves.

The significant interest rate risk that is present in our life insurance, long-term care insurance and deferred annuity products is a result of longer duration liabilities where a significant portion of cash flows to pay benefits comes from investment returns. Additionally, certain of these products have implicit and explicit rate guarantees or optionality that is significantly impacted by changes in interest rates. We seek to minimize interest rate risk by purchasing assets to better align the duration of our assets with the duration of the liability or utilizing derivatives to mitigate interest rate risk for product lines where asset durations are not sufficient to align with the related liability. Additionally, we also minimize certain of these risks through product design features.

The carrying value of our investment portfolio as of December 31, 2011 and 2010 was $71.9 billion and $68.4 billion, respectively, of which 81% in each year was invested in fixed maturity securities. The primary market risk to our investment portfolio is interest rate risk associated with investments in fixed maturity securities. We mitigate the market risk associated with our fixed maturity securities portfolio by closely matching the duration of our fixed maturity securities with the duration of the liabilities that those securities are intended to support.

Interest rate fluctuations also could have an adverse effect on the results of our investment portfolio. During periods of declining market interest rates, the interest we receive on variable interest rate investments decreases. In addition, during those periods, we are forced to reinvest the cash we receive as interest or return of principal on our investments in lower-yielding high-grade instruments or in lower-credit instruments to maintain comparable returns. Issuers of fixed-income securities may also decide to prepay their obligations in order to borrow at lower market rates, which exacerbates the risk that we may have to invest the cash proceeds of these securities in lower-yielding or lower-credit instruments. During periods of increasing interest rates, market values of lower-yielding assets will decline. In addition, our interest rate hedges will decline which will require us to post additional collateral with our derivative counterparties.

The primary market risk for our long-term borrowings is interest rate risk at the time of maturity or early redemption, when we may be required to refinance these obligations. We continue to monitor the interest rate environment and to evaluate refinancing opportunities as maturity dates approach. While we are exposed to interest rate risk from certain variable rate long-term borrowings and non-recourse funding obligations, in certain instances we invest in variable rate assets to back those obligations to mitigate the interest rate risk from the variable interest payments.

We use derivative instruments, such as interest rate swaps, financial futures and option-based financial instruments, as part of our risk management strategy. We use these derivatives to mitigate certain interest rate risk by:

•	reducing the risk between the timing of the receipt of cash and its investment in the market;

•	extending or shortening the asset duration to better align with the duration of the liabilities; and

•	protecting against the early termination of an asset or liability.

As a matter of policy, we have not and will not engage in derivative market-making, speculative derivative trading or other speculative derivatives activities.

Equity Market Risk

Our exposure to equity market risk within our insurance companies primarily relates to variable annuities and certain equity linked products. Certain variable annuity products have living benefit guarantees that expose us to equity market risk if the performance of the underlying mutual funds in the separate account products experience downturns and volatility for an extended period of time potentially resulting in more payments from general account assets than from contractholder separate account investments. Additionally, continued equity market volatility could result in additional losses in our variable annuity products and associated hedging program which will further challenge our ability to recover DAC on these products and could lead to additional write-offs of DAC, as well as increased hedging costs.

Our revenues and returns from our mutual fund wrapped and separately managed account products and services could also be impacted by downturns and volatility in equity markets. Because these products and services generate fees generally from the value of assets under management, a decline in the equity markets could reduce our revenues by reducing the value of the investment assets we manage. Downturns in equity markets could also lead to an increase in liabilities associated with secondary guarantee features, such as guaranteed minimum benefits on separate account products, where we have equity market risk exposure.

We are exposed to equity risk on our holdings of common stocks and other equities, as well as risk on products where we have equity market risk exposure. We manage equity price risk through industry and issuer diversification, asset allocation techniques and hedging strategies.

We use derivative instruments, such as financial futures and option-based financial instruments, as part of our risk management strategy. We use these derivatives to mitigate equity risk by reducing our exposure to fluctuations in equity market indices that underlie some of our products.

Foreign Currency Risk

We also have exposure to foreign currency exchange risk. Our international operations generate revenues denominated in local currencies, and we invest cash generated outside the United States in non-U.S.-denominated securities. As of December 31, 2011 and 2010, approximately 25% and 22%, respectively, of our invested assets were held by our international operations and were invested primarily in non-U.S.-denominated securities. Although investing in securities denominated in local currencies limits the effect of currency exchange rate fluctuation on local operating results, we remain exposed to the impact of fluctuations in exchange rates as we translate the operating results of our foreign operations into our consolidated financial statements. We currently do not hedge this exposure. For the years ended December 31, 2011, 2010 and 2009, 168%, 199% and 188%, respectively, of our income, excluding net investment gains (losses), was generated by our international operations. Our investments in non-U.S.-denominated securities are subject to fluctuations in non-U.S. securities and currency markets, and those markets can be volatile. Non-U.S. currency fluctuations also affect the value of any dividends paid by our non-U.S. subsidiaries to their parent companies in the United States.

We use derivative instruments, such as foreign currency swaps, financial futures and option-based financial instruments, as part of our risk management strategy. We use these derivatives to mitigate certain foreign currency risks by:

•	matching the currency of invested assets with the liabilities they support;

•	converting certain non-functional currency investments into functional currency; and

•	hedging certain near-term foreign currency dividends or cash flows expected from international subsidiaries.

Sensitivity Analysis

Sensitivity analysis measures the impact of hypothetical changes in interest rates, foreign exchange rates and other market rates or prices on the profitability of market-sensitive financial instruments.

The following discussion about the potential effects of changes in interest rates, foreign currency exchange rates and equity market prices is based on so-called “shock-tests,” which model the effects of interest rate, foreign currency exchange rate and equity market price shifts on our financial condition and results of operations. Although we believe shock-tests provide the most meaningful analysis permitted by the rules and regulations of the SEC, they are constrained by several factors, including the necessity to conduct the analysis based on a single point in time and by their inability to include the extraordinarily complex market reactions that normally would arise from the market shifts modeled. Although the following results of shock-tests for changes in interest rates, foreign currency exchange rates and equity market prices may have some limited use as benchmarks, they should not be viewed as forecasts. These forward-looking disclosures also are selective in nature and address only the potential impacts on our financial instruments. For the purpose of this sensitivity analysis, we excluded the potential impacts on our insurance liabilities that are not considered financial instruments, with the exception of those insurance liabilities that have embedded derivatives that are required to be bifurcated in accordance with U.S. GAAP. They do not include a variety of other potential factors that could affect our business as a result of these changes in interest rates, foreign currency exchange rates and equity market prices.

Interest Rate Risk

One means of assessing exposure to interest rate changes is a duration-based analysis that measures the potential changes in fair value resulting from a hypothetical change in interest rates of 100 basis points across all maturities. This is sometimes referred to as a parallel shift in the yield curve. Note that all impacts noted below exclude any effects of deferred taxes, DAC and PVFP unless otherwise noted.

Under this model, with all other factors constant and assuming no offsetting change in the value of our liabilities, we estimated that such an increase in interest rates would cause the fair value of our fixed-income securities portfolio to decrease by approximately $3.7 billion based on our securities positions as of December 31, 2011, as compared to an estimated decrease of $3.2 billion under this model as of December 31, 2010. The increase in the impact of the parallel shift in the yield curve in 2011 was due to the increase in duration of fixed maturity securities to better align with the liabilities being backed by these investments. Additionally, the results of this parallel shift in the yield curve would cause the fair value of our commercial mortgage loans to decrease by approximately $256 million based on our commercial mortgage loans as of December 31, 2011, which is consistent with the prior year.

We performed a similar sensitivity analysis on our derivatives portfolio and noted that a 100 basis point increase in interest rates resulted in a decrease in fair value of $921 million based on our derivatives portfolio as of December 31, 2011, as compared to an estimated decline of $758 million under this model as of December 31, 2010. The estimated decrease in fair value of our derivatives portfolio would also require us to post collateral to certain derivative counterparties of approximately $248 million and would require us to post cash margin related to our futures contracts of $131 million based on our derivatives portfolio as of December 31, 2011. Of the $921 million estimated decrease in fair value on our derivatives portfolio as of December 31, 2011, $128 million related to non-qualified derivatives used to mitigate interest rate risk associated with our GMWB embedded derivative liabilities as of December 31, 2011. We also performed a similar sensitivity analysis on our embedded derivatives associated with our GMWB liabilities and noted that a 100 basis point increase in interest rates resulted in a decrease of $137 million based on our GMWB embedded derivative liabilities as of December 31, 2011, as compared to an estimated decline of $86 million under this model as of December 31, 2010.

The impact on our insurance liabilities, as they are not considered financial instruments, is not included in the sensitivities above.

The principal amount, weighted-average interest rate and fair value by maturity, of our variable rate debt were as follows as of December 31, 2011:

(Amounts in millions)	Principal amount	Weighted-average interest rate	Fair value (2)
Maturity (1):
Non-recourse funding obligations:
River Lake Insurance Company IV, 2028	$508	0.58%	$337
River Lake Insurance Company, 2033	1,070	1.48%	706
River Lake Insurance Company II, 2035	712	1.04%	470
River Lake Insurance Company III, 2036	651	1.66%	470
Rivermont Insurance Company I, 2050	315	2.29%	177

Total non-recourse funding obligations	3,256	1.41%	2,160
Floating rate junior notes, 2021 (3)	143	9.23%	139

Total floating rate debt	$3,399		$2,299

(1)	There are no maturities over the next five years.
(2)

The valuation methodology used is based on the then-current coupon, revalued based on the LIBOR rate set and current spread assumption based on commercially available data. The model is a floating rate coupon model using the spread assumption to derive the valuation.

(3)

Subordinated floating rate notes issued in June 2011 by our indirect wholly-owned subsidiary, Genworth Financial Mortgage Insurance Pty Limited, with an interest rate of three-month Bank Bill Swap reference rate plus a margin of 4.75%.

The weighted-average interest rate on our non-recourse funding obligations as of December 31, 2010 was 1.44% based on $3,437 million of non-recourse funding obligations as of December 31, 2010.

Foreign Currency Risk

One means of assessing exposure to changes in foreign currency exchange rates is to model effects on reported income using a sensitivity analysis. We analyzed our combined currency exposure for the year ended December 31, 2011, including the results of our international operations financial instruments designated and effective as hedges to identify assets and liabilities denominated in currencies other than their relevant functional currencies. Net unhedged exposures in each currency were then remeasured, generally assuming a 10% decrease in foreign currency exchange rates compared to the U.S. dollar. Under this model, with all other factors constant, we estimated that such a decrease would decrease our pre-tax results by approximately $65 million for the year ended December 31, 2011, as compared to an estimated decrease of $71 million under this model for the year ended December 31, 2010.

We also performed a similar sensitivity analysis on our foreign currency derivative portfolio and noted that a 10% decrease in currency exchange rates resulted in a decrease in fair value of $31 million as of December 31,

2011, as compared to an estimated decrease of $79 million under this model for the year ended December 31, 2010. The change in fair value of derivatives may not result in a direct impact to our income as a result of certain derivatives that may be designated as qualifying hedge relationships.

Equity Market Risk

One means of assessing exposure to changes in equity market prices is to estimate the potential changes in market values on our equity investments resulting from a hypothetical broad-based decline in equity market prices of 10%. Under this model, with all other factors constant, we estimated that such a decline in equity market prices would cause the market value of our equity investments to decline by approximately $31 million based on our equity positions as of December 31, 2011, as compared to an estimated decline of $22 million under this model for the year ended December 31, 2010.

We performed a similar sensitivity analysis on our equity market derivatives and noted that a 10% decline in equity market prices would result in an increase in fair value of $95 million based on our equity market derivatives as of December 31, 2011, as compared to an estimated increase of $79 million under this model as of December 31, 2011. The estimated increase in fair value primarily relates to non-qualified derivatives used to mitigate interest rate risk associated with our GMWB embedded derivative liabilities. We also performed a similar sensitivity analysis on our embedded derivatives associated with our GMWB liabilities and noted that a 10% decline in equity market prices would result in an increase in fair value of $90 million based on our GMWB embedded derivative liabilities as of December 31, 2011, as compared to an estimated increase of $67 million under this model as of December 31, 2010.

Derivative Counterparty Credit Risk

For all derivative instruments except for derivatives associated with our consolidated securitization entities, a counterparty (or its guarantor, as applicable) may not have a long-term unsecured debt rating below “A-/A3” as rated by S&P and Moody’s, respectively, at the date of execution of the derivative instrument. The same requirement applies where a Credit Support Annex (“CSA”) to an International Swaps and Derivatives Association, Inc. (“ISDA”) Master Agreement has been obtained such that the counterparty is obligated to provide collateral. In the case of a split or single rating, the lowest or the single rating will apply.

In the case of foreign exchange transactions with a tenor of exposure of less than one year, a counterparty must have short-term credit rating of “A-1/P-1” or its equivalent. In the case of a split or single rating, the lowest or the single rating will apply.

All counterparty exposure is measured on a net mark-to-market basis where the valuation of a derivative is adjusted to reflect current market values. This is achieved by estimating the net present value of derivatives positions contracted and outstanding with each counterparty and calculating the gross loss (excluding recoveries) that would be sustained in the event of a counterparty bankruptcy (taking into account netting and pledged collateral under the applicable ISDA Master Agreement and CSA). Investment exposure limits to counterparties shall take into account all exposures (through derivatives, bond investments, repurchase transactions or otherwise).

We may also engage in derivatives transactions traded on regulated exchanges or clearinghouses where the exchanges or clearinghouse ensure the performance of the contracts.